Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-185135) of Five Star Quality Care, Inc., and

(2) Registration Statement (Form S-8 No. 333-161186) pertaining to the 2011 Stock Option and Stock Incentive Plan of Five Star Quality Care, Inc.;

of our report dated February 19, 2013 (except for Note 12 and Note 18 as to which the date is April 15, 2014) with respect to the consolidated financial statements of Five Star Quality Care, Inc. and our report dated February 19, 2013 (except for the effect of the material weaknesses described in the sixth paragraph as to which the date is April 15, 2014) with respect to the effectiveness of internal control over financial reporting of Five Star Quality Care, Inc. included in this Form 10-K/A for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 15, 2014